EXECUTION COPY

SECOND AMENDMENT TO
AMENDED AND RESTATED CREDIT AGREEMENT
AND CONSENT

           THIS SECOND AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT AND CONSENT dated as of December 20, 2004 (the "Amendment") relating to the Credit Agreement referenced below, is by and among NATIONSRENT COMPANIES, INC., a Delaware corporation (formerly know as NR HOLDINGS, INC.) (the "Company"), NATIONSRENT, INC., a Delaware corporation ("NationsRent"), each of the other Subsidiaries of the Company and/or NationsRent identified on the signature pages hereto as a Borrower (collectively referred to as the "Subsidiary Borrowers" or individually referred to as a "Subsidiary Borrower") (hereinafter, the Company, NationsRent and the Subsidiary Borrowers collectively referred to as the "Borrowers" or individually referred to as a "Borrower"), each of the financial institutions identified as Lenders on the signature pages hereto (referred to individually as a "Lender" and, collectively, as the "Lenders"), and WACHOVIA BANK, NATIONAL ASSOCIATION ("Wachovia"), as administrative agent (in such capacity, the "Administrative Agent" or the "Agent"). Capitalized terms used herein but not otherwise defined herein shall have the meanings provided in the Credit Agreement.

WITNESSETH

           WHEREAS, a $75,000,000 credit facility has been extended to the Borrowers pursuant to the terms of that certain Amended and Restated Credit Agreement dated as of October 23, 2003, as amended by the First Amendment thereto dated as of December 22, 2003 (as amended, modified or otherwise supplemented from time to time, the "Credit Agreement") among the parties identified in the introductory paragraph above;

           WHEREAS, the Borrowers have requested that the Required Lenders consent to an Investment by the Company in Micrologic, Inc. of up to $6,000,000, which Investment would not otherwise be permitted by Section 9.7 to the Credit Agreement, and the Required Lenders have agreed to grant such consent; and

           WHEREAS, the parties hereto have agreed to amend the Credit Agreement as provided herein;

           NOW, THEREFORE, in consideration of these premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

PART 1
DEFINITIONS

           SUBPART 1.1      Certain Definitions. The following terms used in this Amendment, including its preamble and recitals, have the following meanings:

"Amended Credit Agreement" means the Credit Agreement, as amended hereby and as further amended, supplemented or otherwise modified from time to time.

"Second Amendment Date" is defined in Subpart 4.1.

           SUBPART 1.2      Other Definitions. Unless otherwise defined herein or the context otherwise requires, terms used in this Amendment, including its preamble and recitals, have the meanings provided in the Amended Credit Agreement.

PART 2
AMENDMENTS TO CREDIT AGREEMENT

           SUBPART 2.1      Amendment to Definition of Borrowing Base. The definition of "Borrowing Base" appearing in Section 1.1 of the Credit Agreement is hereby amended by deleting clause (3) and replacing it with the following:

                 (3)      $7,500,000; minus

           SUBPART 2.2      Amendment to Definition of Applicable Percentage. The pricing grid in the definition of "Applicable Percentage" appearing in Section 1.1 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

Tier       Leverage Ratio                     Applicable             Applicable
Levels                                        Percentage for Base    Percentage for
                                              Rate Loans             Eurodollar Loans

1         > 2.50 to 1.0                          1.00%                    2.50%
2         > 1.75 to 1.0 but < 2.50 to 1.0        0.75%                    2.25%
3         < 1.75 to 1.0                          0.50%                    2.00%

           SUBPART 2.3      Amendment to Definition of Adjusted Amortized Value. The definition of "Adjusted Amortized Value" appearing in Section 1.1 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

"Adjusted Amortized Value" shall mean an amount equal to the Second Amendment Date Net Auction Value of Eligible Vehicles, reduced on a cumulative basis on the last day of each month, commencing with the month ending November 30, 2004, by an amount equal to 1/36th of the Second Amendment Date Net Auction Value of Eligible Vehicles, less Liquidation Expenses for such Eligible Vehicles.

            SUBPART 2.4      Amendment to Definition of Borrowing Base. Clause (2) of the definition of "Borrowing Base" appearing in Section 1.1 of the Credit Agreement is hereby amended by deleting the text ", but in no event shall such amount exceed $25,000,000".

            SUBPART 2.5       Amendment to Definition of Maturity Date. The definition of’ "Maturity Date" appearing in Section 1.1 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

"Maturity Date" shall mean June 13, 2008.

            SUBPART 2.6      Amendment to Definition of Permitted Acquisition. The definition of "Permitted Acquisition" appearing in Section 1.1 of the Credit Agreement is hereby amended by deleting clause (ii) and replacing it with the following:

(ii) the purchase price for the Acquired Business shall not exceed $3,000,000 and the aggregate purchase price for Acquisitions in any fiscal year shall not exceed $12,500,000;

           SUBPART 2.7      Amendment to Definition of Permitted Indebtedness. The definition of "Permitted Indebtedness" appearing in Section 1.1 of the Credit Agreement is hereby amended by deleting clause (v) and replacing it with the following:

(v) purchase money Indebtedness (including Capital Leases) hereafter incurred by the Borrowers or any of their Subsidiaries to finance the purchase of machinery, equipment, inventory and real property and other Indebtedness incurred by the Borrowers or any of their Subsidiaries to finance or refinance such machinery, equipment, inventory and real property incurred within one hundred eighty (180) days of the purchase thereof; provided that, in each case, (A) such Indebtedness when initially incurred shall not exceed the purchase price (including related acquisition costs such as freight and taxes) of the asset(s) financed; (B) no such Indebtedness shall be refinanced for a principal amount in excess of the principal balance outstanding thereon at the time of such refinancing; (C) any Lien granted to secure such Indebtedness is limited to the asset(s) initially financed and, subject to clauses (D) and (E), the proceeds thereof; (D) any Lien granted to secure such Indebtedness shall not encumber the Rental Proceeds related to the asset(s) financed; and (E) any Lien granted on Rent To Own Proceeds related to the asset(s) financed shall not encumber more than $10,000,000 in the aggregate of all Rent To Own Proceeds from all such assets so financed at any time;

           SUBPART 2.8      Amendment to Definition of Permitted Liens. The definition of "Permitted Liens" appearing in Section 1.1 of the Credit Agreement is hereby amended as follows:

(a) Clause (iii) of the definition of "Permitted Liens" is hereby deleted in its entirety and replaced with the following:

(iii) Liens on fixed assets, other than real property (and the proceeds thereof) securing purchase money Indebtedness (including Capital Leases) to the extent permitted under Section 9.2 pursuant to clause (iii) of the definition of Permitted Indebtedness, provided that any such Lien attaches to such assets concurrently with or within 180 days after the acquisition thereof and only to such assets (and the proceeds thereof);

(b) Clause (v) of the definition of "Permitted Liens" is hereby deleted in its entirety and replaced with the following:

(v) Liens on machinery, equipment, inventory and/or real property (and the proceeds thereof, but excluding: (x) Rental Proceeds arising from such assets; and (y) any machinery, equipment and/or inventory consisting of titled vehicles owned by any of the Borrowers on the Closing Date) securing Indebtedness permitted under Section 9.2 pursuant to clause (v) of the definition of Permitted Indebtedness, provided that (A) any such Lien attaches to such assets concurrently with or within 180 days after the acquisition thereof and only to such assets (and the proceeds thereof, but excluding Rental Proceeds), (B) a description of such assets is furnished to the Agent, (C) in the case of parts inventory, the lender shall have entered into an intercreditor agreement in favor of the Agent, in form and substance satisfactory to the Agent, which agreement acknowledges that such lender's security interest in the parts (1) automatically terminates when such parts are installed on machinery, equipment and/or inventory, and (2) does not extend to any Rental Proceeds or machinery, equipment and/or inventory into which such parts are installed (and the documentation and financing statement covering such parts inventory expressly excludes any Rental Proceeds and such machinery, equipment and/or inventory), and (D) in the case of real property, the lender shall have entered into an intercreditor agreement in favor of the Agent, in form and substance satisfactory to the Agent, which agreement acknowledges the Agent's security interest in the Collateral and provides that such lender waives any rights to the Collateral;

(c) Clause (xiv) of the definition of "Permitted Liens" is hereby deleted in its entirety and replaced with the following:

(xiv) Liens on machinery, equipment and/or inventory (and the proceeds thereof, but excluding: (A) Rental Proceeds arising from such assets; and (B) any machinery, equipment and/or inventory consisting of titled vehicles owned by any of the Borrowers on the Closing Date) securing Indebtedness to the extent permitted under Section 9.2 pursuant to clause (vi) of the definition of Permitted Indebtedness, provided that in the case of parts inventory, the vendor shall have entered into an intercreditor agreement in favor of the Agent, in form and substance satisfactory to the Agent, which agreement acknowledges that such vendor's security interest in the parts (A) automatically terminates when such parts are installed on machinery, equipment and/or inventory, and (B) does not extend to any Rental Proceeds or machinery, equipment and/or inventory into which such parts are installed (and the documentation and the financing statement covering such parts inventory expressly excludes any Rental Proceeds and such machinery, equipment and/or inventory),

           SUBPART 2.9      New Definitions.Section 1.1 of the Credit Agreement is hereby amended by adding the following definitions in appropriate alphabetical order:

"Rental Proceeds" means: (i) any and all proceeds of any of Borrowers’ machinery, equipment, and/or inventory that are accounts, chattel paper, payments, or other proceeds arising from the rental or leasing of such machinery, equipment, and/or inventory; and (ii) any and all proceeds of the proceeds described in clause (i); provided, however, that Rental Proceeds shall not include Rent To Own Proceeds.

"Rent To Own Arrangement" means any rental or leasing arrangement with respect to machinery, equipment or inventory where the Person renting or leasing has the option to purchase such machinery, equipment or inventory and apply all or a portion of the rental or lease payments to the purchase price of such machinery, equipment or inventory.

"Rent To Own Proceeds" means (i) any and all proceeds of any of Borrowers’ machinery, equipment and/or inventory that are accounts, chattel paper, payments or other proceeds arising from the rental or leasing of such machinery, equipment and/or inventory, but only to the extent that the related rental or leasing arrangement constitutes a Rent To Own Arrangement with respect to machinery, equipment and/or inventory financed in connection with dealership or other similar arrangements; and (ii) any and all proceeds of the proceeds described in clause (i).

"Second Amendment Date" shall have the meaning ascribed thereto in the Second Amendment to this Amended and Restated Credit Agreement, dated as of December 20, 2004.

"Second Amendment Date Net Auction Value of Eligible Vehicles" shall mean initially on the Second Amendment Date, $42,133,994.20.

           SUBPART 2.10      Amendment to Section 7.1. Section 7.1 of the Credit Agreement is hereby amended by deleting clause (b) therein and replacing it with the following:

(b) (I) within forty-five (45) days after the end of each fiscal quarter of each fiscal year of the Company, other than the last fiscal quarter of each fiscal year, (i) unaudited consolidated financial statements, including a consolidated balance sheet and statement of income and of changes in cash flow as of the end of such period and for the period from the beginning of the current fiscal year to the end of such period, setting forth in comparative form the corresponding figures for the comparable period in the preceding fiscal year and for the comparable period in the current fiscal year provided in the Company's annual budget for such current fiscal year, prepared in accordance with GAAP (except that such monthly statements need not include footnotes), certified by a Responsible Officer of the Company and (ii) unaudited consolidating income statements of the Company and its Subsidiaries for each operating region, together with fleet and performance measurements for each such operating region, as of the end of such period and for the period from the beginning of the current fiscal year to the end of such period, setting forth in comparative form the corresponding figures for the comparable period in the preceding fiscal year (except that such monthly statements need not include footnotes), certified by a Responsible Officer of the Company; and

(II) within sixty (60) days after the end of the last calendar month of each fiscal year of the Company and within thirty (30) days after the end of each other calendar month of the Company (other than the last calendar month of any fiscal quarter of the Company), (i) unaudited consolidated financial statements, including a consolidated balance sheet and statement of income and of changes in cash flow as of the end of such period and for the period from the beginning of the current fiscal year to the end of such period, setting forth in comparative form the corresponding figures for the comparable period in the preceding fiscal year and for the comparable period in the current fiscal year provided in the Company's annual budget for such current fiscal year, prepared in accordance with GAAP (except that such monthly statements need not include footnotes), certified by a Responsible Officer of the Company and (ii) unaudited consolidating income statements of the Company and its Subsidiaries for each operating region, together with fleet and performance measurements for each such operating region, as of the end of such period and for the period from the beginning of the current fiscal year to the end of such period, setting forth in comparative form the corresponding figures for the comparable period in the preceding fiscal year (except that such monthly statements need not include footnotes), certified by a Responsible Officer of the Company;

           SUBPART 2.11       Amendment to Section 7.2. Section 7.2 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

7.2 Financed Rental Machinery and Equipment.

Each Borrower will, with respect to each item of Rental Machinery and Equipment acquired with financing other than the proceeds of the Loans or the Senior Secured Notes, (a) deliver to the Agent an intercreditor agreement from the party providing such financing in form and substance satisfactory to the Agent which agreement acknowledges that such party’s security interest in the Rental Machinery and Equipment does not extend to any Rental Proceeds (or the Agent shall have received satisfactory evidence that the documentation and financing statements evidencing the security interest of such party expressly excludes all Rental Proceeds) or (b) notify the Agent that such financing has been entered into and that the Accounts related thereto will be excluded from the Borrowing Base. The Company shall exclude from the Borrowing Base any Account related to items of Rental Machinery and Equipment acquired with financing other than the proceeds of the Loans for which clause (a) of the preceding sentence has not been satisfied.

           SUBPART 2.12       Financial Covenant. Section 8.1 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

8.1 Leverage Ratio.

The Borrowers shall maintain a Leverage Ratio of not greater than (a) 3.00 to 1.00 for each fiscal quarter, commencing with the fiscal quarter ending on September 30, 2003 through and including the fiscal quarter ending December 31, 2005, (b) 2.75 to 1.00 for each fiscal quarter, commencing with the fiscal quarter ending on March 31, 2006 through and including the fiscal quarter ending December 31, 2006, and (c) 2.50 to 1.00 for each fiscal quarter thereafter, measured as of the last day of each fiscal quarter.

           SUBPART 2.13      Amendment to Asset Sale Provision. Clause (e) of Section 9.3 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

(e) (i) sales of real estate assets pursuant to sale and leaseback transactions permitted by clause (b) of Section 9.15 and (ii) other sales or other dispositions for cash and fair value of real estate assets in any fiscal year, so long as the aggregate Net Cash Proceeds from such dispositions when combined with all other such dispositions previously made by all the Borrowers in such fiscal year do not exceed $10,000,000 in the aggregate,

           SUBPART 2.14      Amendment to Additional Negative Pledge Provision. Section 9.13 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

9.13 Additional Negative Pledges.

Create or otherwise cause or suffer to exist or become effective, or permit any of the Subsidiaries to create or otherwise cause or suffer to exist or become effective, directly or indirectly, (i) any prohibition or restriction (including any agreement to provide equal and ratable security to any other Person in the event a Lien is granted to or for the benefit of the Agent and the Lenders) on the creation or existence of any Lien upon the assets of any Borrower or the Subsidiaries, or (ii) any Contractual Obligation which may restrict or inhibit the Agent’s rights or ability to sell or otherwise dispose of the Collateral or any part thereof after the occurrence of an Event of Default, in each case, other than (A) pursuant to the Senior Secured Note Indenture (as in effect on the Closing Date), (B) customary non-assignment provisions in agreements entered into in the ordinary course of business, (C) pursuant to any document or instrument governing Indebtedness incurred pursuant to clauses (ii), (iii), (v) or (vi) of the definition of Permitted Indebtedness; provided, that any such restriction contained therein relates only to the asset(s) acquired in connection therewith and the proceeds thereof, or (D) any Permitted Lien or any document or instrument governing any Permitted Lien; provided, that any such restriction contained therein relates only to the asset(s) subject to such Permitted Lien

           SUBPART 2.15      Amendment to Sale and Leaseback Provision. Section 9.15 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

9.15 Sale and Leaseback.

Enter into any arrangement, directly or indirectly, whereby the Company or any Subsidiary shall sell or transfer any property owned by it to a Person (other than the Company or any Subsidiary) in order then or thereafter to lease such property or lease other property which the Company or any Subsidiary intends to use for substantially the same purpose as the property being sold or transferred, except for (a) such sales or transfers of real estate to the extent that the Net Cash Proceeds received by the Borrowers with respect thereto do not exceed $10,000,000 in the aggregate per fiscal year and (b) such other sales or transfers of the following real property of certain of the Credit Parties: (i) approximately 9.89 acres of land and the buildings located at 2525 West Coliseum Blvd., Ft. Wayne, IN 46808, (ii) approximately 2.3 acres of land and the building located at 4531 Spring Grove Ave., Cincinnati, OH 45232, and (iii) approximately 10.40 acres of land and the buildings located at 6580 State Road 84, Davie, FL 33317.

           SUBPART 2.16      Schedules. Those certain Schedules attached to this Amendment shall replace the corresponding Schedules to the Credit Agreement; all other Schedules to the Credit Agreement shall not be modified or otherwise affected.

PART 3
CONSENT

           SUBPART 3.1 Notwithstanding the provisions of Section 9.7 of the Credit Agreement or any other provision thereof, the Lenders hereby consent to the Investment of up to $6,000,000 by one or more of the Borrowers in Micrologic, Inc. ("MicroLogic"), provided, that (i) the Agent shall have received a copy of the internal analysis and/or briefing materials prepared by the Company for making the Investment, (ii) the Agent shall have received an audit of the financial condition of MicroLogic conducted by a firm of independent certified public accountants of nationally recognized standing reasonably acceptable to the Agent or, if no such audit is available, such other financial statements and information as the Agent shall deem appropriate under the circumstances, (iii) the Agent shall have completed a field examination with respect to the working capital assets of MicroLogic if such assets are to be included in the Borrowing Base, (iv) the Agent shall have received all items required by Sections 7.8 and 7.16 in connection with MicroLogic if MicroLogic will become a Subsidiary after the making of the Investment, (v) in the event that MicroLogic will become a Subsidiary after the making of the Investment, the board of directors (or other comparable governing body) of MicroLogic shall have duly approved the acquisition of MicroLogic by the Company, (vi) the Company shall have delivered to the Agent a Compliance Certificate demonstrating that, upon giving effect to such Investment as if it had been consummated on the first day of the immediately preceding completed four consecutive fiscal quarters, the Company and its Subsidiaries shall be in pro forma compliance with the leverage covenant set forth in Article VIII of the Credit Agreement, (vii) no Default or Event of Default shall exist immediately prior to or immediately after the making of the Investment, (viii) after giving effect to the Investment, Excess Availability shall be greater than $25,000,000 and (ix) the Company shall have delivered to the Agent all documents related to the Investment which documents shall be satisfactory to the Agent.

PART 4
CONDITIONS TO EFFECTIVENESS

           SUBPART 4.1      Second Amendment Date. This Amendment shall be and become effective as of the date hereof (the "Second Amendment Date") when all of the conditions set forth in this Part 4 shall have been satisfied, and thereafter this Amendment shall be known, and may be referred to, as the "Second Amendment".

           SUBPART 4.2      Execution of Counterparts of Amendment. The Administrative Agent shall have received counterparts (or other evidence of execution, including telephonic message, satisfactory to the Administrative Agent) of this Agreement, which collectively shall have been duly executed on behalf of each of the parties hereto.

           SUBPART 4.3      Resolutions and Incumbency. The Administrative Agent shall have received (i) resolutions of the Board of Directors or their equivalent of the Credit Parties, each approving and adopting this Amendment, the transactions contemplated herein and authorizing execution and delivery hereof, (ii) an incumbency certificate of each Credit Party and (iii) a certificate of each Credit Party stating that since the Closing Date, there have been no amendments to, restatements of, or other modifications to the articles of incorporation or the bylaws of such Credit Party, in each case certified by a secretary or assistant secretary of the applicable Credit Party to be true and correct.

           SUBPART 4.4      Legal Opinions. The Administrative Agent shall have received legal opinions satisfactory to the Administrative Agent from counsel to the Credit Parties opining, inter alia, that, this Amendment is (i) valid, binding and enforceable according to its terms, (ii) is duly authorized, executed and delivered, and (iii) does not violate any terms, provisions, representations or covenants in the charter or by-laws of the Credit Parties.

           SUBPART 4.5      Officer’s Certificate. The Administrative Agent shall have received a certificate or certificates executed by an officer of the Company as of the Second Amendment Date certifying that (A) all governmental, shareholder and third party consents and approvals, if any, with respect to this Amendment and the transactions contemplated hereby have been obtained, (B) no action, suit, investigation or proceeding is pending or threatened in any court or before any arbitrator or governmental instrumentality that purports to affect the Credit Parties or any transaction contemplated by this Amendment or the Credit Documents, if such action, suit, investigation or proceeding could reasonably be expected to have a Material Adverse Effect, and (C) immediately after giving effect to this Amendment and all the transactions contemplated hereby to occur on the Second Amendment Date, (1) no Default or Event of Default exists, and (2) all representations and warranties contained herein and in the Credit Documents (as amended hereby) are true and correct in all material respects.

           SUBPART 4.6 Payment of Amendment Fee. The Company shall have paid an amendment fee to the Administrative Agent in connection with this Amendment in an aggregate amount equal to $187,5000 for the account of each Lender on a pro rata basis according to such Lender’s aggregate Commitment as of the date hereof, provided, that such fee will be allocated among only those Lenders that shall have returned executed signature pages to this Amendment no later than 5:00 p.m. on Tuesday, December 21, 2004, as directed by the Administrative Agent.

           SUBPART 4.7      Other. The Administrative Agent shall have received such other documents, agreements or information which may be reasonably requested by the Administrative Agent relating to the existence of the Credit Parties, the corporate authority for and the validity of this Amendment and the transactions contemplated hereby, and any other matters relevant hereto, all in form and substance satisfactory to the Agent in its sole good faith discretion.

PART 5
MISCELLANEOUS

           SUBPART 5.1      Representations and Warranties. Each of the Credit Parties hereby represents and warrants that (i) the representations and warranties contained in Articles V and VI of the Amended Credit Agreement are true and correct on and as of the date hereof as though made on and as of the date hereof (except for those representations and warranties which by their terms relate solely to an earlier date) and after giving effect to the amendments contained herein, (ii) no Default or Event of Default exists under the Credit Agreement or the Amended Credit Agreement on and as of the date hereof and after giving effect to the amendments contained herein, (iii) it has the corporate power and authority to execute and deliver this Amendment and each of the documents executed and delivered in connection herewith and to perform its obligations hereunder and has taken all necessary corporate action to authorize the execution, delivery and performance by it of this Amendment and each of the documents executed and delivered in connection herewith and (iv) it has duly executed and delivered this Amendment and each of the documents executed and delivered in connection herewith, and this Amendment and each of the documents executed and delivered in connection herewith constitutes its legal, valid and binding obligation enforceable in accordance with its terms except as the enforceability thereof may be limited by bankruptcy, insolvency or other similar laws affecting the rights of creditors generally or by general principles of equity.

           SUBPART 5.2      Cross-References. References in this Amendment to any Part or Subpart are, unless otherwise specified, to such Part or Subpart of this Amendment.

           SUBPART 5.3      Instrument Pursuant to Credit Agreement. This Amendment is a Credit Document executed pursuant to the Credit Agreement and shall (unless otherwise expressly indicated therein) be construed, administered and applied in accordance with the terms and provisions of the Credit Agreement (as amended hereby).

           SUBPART 5.4      References in Other Credit Documents. At such time as this Amendment shall become effective pursuant to the terms of Subpart 4.1, all references in the Credit Documents to the "Credit Agreement" shall be deemed to refer to the Amended Credit Agreement.

           SUBPART 5.5      Counterparts/Telecopy. This Amendment may be executed by the parties hereto in several counterparts, each of which shall be deemed to be an original and all of which shall constitute together but one and the same agreement. Delivery of executed counterparts of the Amendment by telecopy shall be effective as an original and shall constitute a representation that an original shall be delivered.

           SUBPART 5.6      Governing Law. THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAW.

           SUBPART 5.7      Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

           SUBPART 5.8      Continuing Agreements. Except as specifically modified hereby, all of the terms and provisions of the Credit Agreement and the other Credit Documents (and Exhibits and Schedules thereto) shall remain in full force and effect, without modification or limitation, and this Amendment shall not affect, modify or diminish the obligations of the Credit Parties which have accrued prior to the effectiveness of the provisions hereof. This Amendment shall not operate as a consent to any other action or inaction by any Credit Party, or as a waiver or amendment of any right, power, or remedy of any Lender, the Syndication Agents, the Documentation Agent, the Administrative Agent or the Collateral Agent under the Credit Documents nor constitute a consent to any such action or inaction, or a waiver or amendment of any provision contained in any Credit Document except as specifically provided herein.

           SUBPART 5.9      Payment of Fees and Expenses. Each of the Borrowers agrees, jointly and severally, to pay all costs and expenses of the Arrangers and the Administrative Agent in connection with the preparation, execution and delivery of this Amendment, including, without limitation, the reasonable fees and expenses of Moore & Van Allen, PLLC.

           SUBPART 5.10      Approval by Lenders. Each Lender, by delivering its signature page to this Amendment on the Second Amendment Date, shall be deemed to have acknowledged receipt of, and consented to and approved, the Amendment, the Amended Credit Agreement, each other Credit Document and each other document required to be approved by any Agent, the Required Lenders or the Lenders, as applicable, on the Second Amendment Date.

           SUBPART 5.11      Acknowledgement of 8-K/A. The Agent and each Lender acknowledges the disclosure contained in the 8-K/A filed by the Company on December 7, 2004 and agrees that the delivery of the financial statements which will be restated as described therein did not, and the delivery of the restated financial statements as described therein will not, constitute a Default or an Event of Default. The foregoing shall not be deemed to constitute a waiver of any Default or Event of Default, if any, disclosed in the restated financial statements or subsequent filings with the Securities and Exchange Commission relating to periods covered by the restated financial statements.

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           IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Amendment to be duly executed and delivered as of the date first above written.

BORROWERS:	NATIONSRENT COMPANIES, INC.
NATIONSRENT, INC.
LAS OLAS TWELVE CORPORATION
LAS OLAS FOURTEEN CORPORATION
NRGP, INC.
NATIONSRENT USA, INC.
NATIONSRENT WEST, INC.
LOGAN EQUIPMENT CORP.
NATIONSRENT TRANSPORTATION SERVICES, INC.
BDK EQUIPMENT COMPANY, INC.
NR DELAWARE, INC.

By:/s/ Francis X. Hassis
Name:    Francis X. Hassis
Title:   Regional Vice President

NATIONSRENT OF TEXAS, LP

By: NRGP, Inc., as General Partner

By:/s/ Francis X. Hassis
Name:    Francis X. Hassis
Title: Regional Vice President

AGENT AND LENDERS:	WACHOVIA BANK, NATIONAL ASSOCIATION, as Administrative Agent and as a Lender By: /s/ John Trainor Name: John Trainor Title: Director

FLEET CAPITAL CORPORATION, as a Lender By: /s/ W. Reed Paden Name:W. Reed Paden Title:Vice President